EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Innodata Inc. of our reports dated March 13, 2014, on our audits of the consolidated financial statements of Innodata Inc. and Subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and on the effectiveness of internal control over financial reporting of Innodata, Inc. as of December 31, 2013, which reports are included in Innodata Inc.’s 2013 Annual Report on Form 10-K.

/s/ CohnReznick LLP

Roseland, New Jersey

January 23, 2015